Exhibit 24.1
CONCHO RESOURCES INC.
Power of Attorney
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Leach, Steven L. Beal and David W. Copeland, and each of them, any of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Executed the 24th day of August, 2007.

CONCHO RESOURCES INC.
By:	/s/ Timothy A. Leach
	Name:	Timothy A. Leach
	Title:	Chairman and Chief Executive Officer

ATTEST:
By:	/s/ David W. Copeland
	Name:	David W. Copeland
	Title:	Secretary

Signature	Title

Timothy A. Leach	Chairman, Chief Executive Officer and Director

Steven L. Beal	President, Chief Operating Officer and Director

Curt F. Kamradt	Vice President, Chief Financial Officer and Treasurer

/s/ Tucker S. Bridwell Tucker S. Bridwell	Director

/s/ W. Howard Keenan, Jr. W. Howard Keenan, Jr.	Director

/s/ Ray M. Poage Ray M. Poage	Director

/s/ A. Wellford Tabor A. Wellford Tabor	Director

2